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                                                                    EXHIBIT 99.1

                                                                    News Release
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[HomeBase logo]

FOR IMMEDIATE RELEASE
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          CONTACT:     Suki Shattuck, Director of Investor Relations
                       HomeBase, Inc.
                       (714) 442-5448

                       Roger S. Pondel/Michele Feller
                       Pondel Parsons & Wilkinson
                       (310) 207-9300

                 HOMEBASE ANNOUNCES $100 MILLION PRIVATE
                      PLACEMENT OF CONVERTIBLE DEBT

    Irvine, California -- November 11, 1997 -- HomeBase, Inc. (NYSE:HBI) today announced that it has entered into a purchase agreement with an investment banking firm for the sale by the Company of $100 million of seven-year, 5.25% convertible subordinated notes due November 1, 2004 through a Rule 144A/Regulation S offering. The notes are non-callable for three years and convertible into shares of HomeBase, Inc. common stock at a conversion price of $10.2175 per share, a 22% premium over the $8.375 per share closing price of the Company's common stock on the NYSE on November 10, 1997. The transaction is scheduled to close on November 17, 1997.

    Net proceeds from the offering will be used for the remodel of 17 existing stores, with completion expected in the spring of 1998, for capital expenditures in conjunction with new store openings planned over the next three years, and for working capital and other general corporate purposes.

    The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Headquartered in Irvine, California, HomeBase, Inc. was founded in 1983 and operates 85 home improvement warehouses in 10 western states. HomeBase, Inc. (formerly Waban, Inc.) is traded on the New York Stock Exchange under the symbol "HBI" and can be located on the Internet at http.//www.homebase.com.

     Except for historical information, the matters discussed in this document are forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to the Company's ability to execute its accelerated remodel and store-operating plan, the Company's ability to consummate the private placement, and the factors under the heading "Risk Factors" in the Company's Proxy Statement/Prospectus for the 1997 Annual Meeting of Stockholders and risk factors detailed in the Company's other filings with the Securities and Exchange Commission.


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